NEWS FOR IMMEDIATE RELEASE







                 THE MANITOWOC COMPANY ACQUIRES

                  MARINETTE MARINE CORPORATION





      Acquisition Forms the Largest and Most Cost-Effective

   Shipbuilding and Repair Organization on the U.S. Great Lakes





MANITOWOC, WI - October 20, 2000 - The Manitowoc Company, Inc.,

(NYSE: MTW), a diversified manufacturing company with market-

leading operations in foodservice equipment, lattice-boom cranes,

and marine services, announced today that it has signed an

agreement to purchase the stock of Marinette Marine Corporation.

Located in Marinette, Wisconsin, just across Green Bay from

Manitowoc's Bay Shipbuilding facility, Marinette Marine operates one of the largest shipyards on the U.S. Great Lakes.  Marinette was acquired for approximately $48.0 million as part of an all-

cash transaction, with the final price subject to certain closing balance sheet adjustments. The transaction, which is expected to close within 30 days pending regulatory approvals, will be

financed using Manitowoc's existing credit facility.



"Marinette Marine is one of the most efficient builders of mid-

sized commercial, research, and military vessels in the country and will be a key strategic fit with the industry-leading

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inspection, maintenance, repair, and new-construction facilities that comprise Manitowoc Marine Group," stated Terry D. Growcock,

Manitowoc's president and chief executive officer.  "Together,

the combined organization forms a combination that will not only have a significant presence on the Great Lakes, but will be one of the most cost-effective shipbuilding and repair organizations in the entire United States.



"The acquisition, which we expect will be accretive to our 2001 outlook, should not only give us the leading position in building mid-sized vessels for the U.S. Government, it will enhance our ability to serve the Great Lakes ship-repair market as well as providing the engineering strength, operational depth, and

critical mass to pursue additional projects," added Growcock.



"For more than 50 years, our two organizations have set the

standard for quality and service on the Great Lakes and in

shipbuilding for the U.S. Government," said Dan Gulling,

president and chief executive officer of Marinette Marine.  "This historic combination allows us to offer our existing customers unparalleled capabilities and opens potential avenues for new shipbuilding opportunities, as well."



A privately held corporation, Marinette has revenues of

approximately $100 million with EBITDA margins approaching 10 percent. The company is currently under contract to build six ocean-going buoy tenders for the United States Coast Guard, as well as two 269-foot APL barracks barges for the U.S. Navy.

Marinette Marine presently employs more than 800 individuals and

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features complete in-house capabilities for all shipbuilding disciplines.



"This acquisition is a great addition to our present operations,"

explained Tom Byrne, the recently appointed president and general manager of Manitowoc's Marine Group.  "Marinette's close

proximity to our Sturgeon Bay yard should allow us to easily balance work across the two facilities.  In addition, Marinette,

which is well known for its highly efficient production line approach to shipbuilding, will enable us to serve a broader range of customers with the best array of facilities, capabilities, and expertise of any Great Lakes shipyard."



The Manitowoc Company will host a conference call today, October

20, at 10:00 am Eastern Standard Time. The call will also be broadcast live via the Internet at Manitowoc's web site:

http://www.manitowoc.com.



 The Manitowoc Company, Inc. is a leading manufacturer of ice-

cube machines, ice/beverage dispensers, and commercial

refrigeration equipment for the foodservice industry.  It is also a leading producer of lattice-boom cranes, boom trucks, and

related products for the construction industry, and specializes in ship repair, conversion, and new-construction services for the

Great Lakes maritime industry.









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Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  Potential factors could cause actual results to differ materially from those expressed or implied by such

statements.  These statements include, but are not limited to,

those relating to the success of acquisitions, prospects for the company's marine operations, revenue growth of the company and/or its business segments, achieving market leadership in the

company's business segments, and future market strength for the company's business segments.  Information on the potential

factors that could affect the company's actual results of

operations are included in its filings with the Securities and

Exchange Commission, including but not limited to its Annual

Report on Form 10-K for the fiscal year ended December 31, 1999.







For further information:

Glen E. Tellock

Senior Vice President & Chief Financial Officer

Telephone: (920) 683-8122















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